Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 21,053,812.20		$ 2,907.53
	Total Transaction Valuation:	$ 21,053,812.20
	Total Fees Due for Filing:			$ 2,907.53
	Total Fees Previously Paid:			$ 2,907.53
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	a. Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 1,311,764 shares of common stock, par value $0.01 per share, of Willow Tree Capital Corporation (the "Company") at a price equal to $16.05 per share, which represents the Company's net asset value per share as of March 31, 2026. b. Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources